Exhibit 99.1
OneSpan Reports Second Quarter 2026 Financial Results
•Revenue increased 1% year-over-year to $60.5 million
•Subscription revenue increased 11% year-over-year to $46.7 million
•Operating income decreased 17% year-over-year to $8.7 million
•Adjusted EBITDA decreased 4% year-over-year to $16.9 million1
•Annual Recurring Revenue (ARR) increased 7% year-over-year to $189.7 million2
•Net Retention Rate (NRR) of 103%3
BOSTON, August 4, 2026 – OneSpan Inc. (NASDAQ: OSPN) today reported financial results for the second quarter ended June 30, 2026.

“We delivered a strong second quarter highlighted by double-digit subscription revenue growth and strong profitability,” stated OneSpan CEO Victor Limongelli. “Importantly, two weeks ago we introduced DigipassONE, a unified authentication platform that builds on the broadest suite of authentication functionality in the market with our new offering for verifiable credentials and digital wallets, strengthens the value of that suite with our expanded capabilities in protecting mobile applications, and ties it all together with telemetry and analytical insights to enable our customers to react to imminent threats or challenging operating conditions. In addition, the DigipassONE platform will serve as the foundation for further enhancements in the coming years, including supporting consumer agentic use cases for financial institutions and other high-trust, high-value environments.”
Second Quarter 2026 Financial Highlights
•Total revenue was $60.5 million, an increase of 1% compared to $59.8 million for the same quarter of 2025. Cybersecurity revenue was $40.9 million, a decrease of 7% year-over-year. Digital Agreements revenue was $19.5 million, an increase of 25% year-over-year.
•ARR increased 7% year-over-year to $189.7 million.
•Gross profit was $44.5 million, or 74% gross margin, compared to $44.0 million, or 73% gross margin, in the same period last year.
•Operating income was $8.7 million, compared to operating income of $10.5 million in the same period last year.
•Net income was $6.8 million, or $0.18 per diluted share, compared to net income of $8.3 million, or $0.21 per diluted share, in the same period last year. Non-GAAP net income was $11.6 million, or $0.30 per diluted share, compared to non-GAAP net income of $13.3 million, or $0.34 per diluted share in the same period last year.1
•Adjusted EBITDA was $16.9 million, compared to $17.6 million in the same period last year.
•Cash and cash equivalents were $43.3 million at June 30, 2026 compared to $70.5 million at December 31, 2025.
•OneSpan repurchased approximately 230,000 shares of its common stock for $2.9 million.
Recent Business Highlights
•OneSpan introduced DigipassONE™, a unified authentication platform that includes four components: DigipassONE Authenticate, DigipassONE Verify, DigipassONE Protect, and DigipassONE Insights.
•DigipassONE Authenticate builds on the foundation of the world’s broadest suite of authentication functionality—including passkeys, FIDO2 security keys, hardware tokens, mobile authenticators, and software authenticators—to deliver secure, phishing-resistant login and transaction signing.
•DigipassONE Verify simplifies the way organizations issue, manage, and verify identities across digital wallets. Verifiable credentials are designed to improve onboarding, authentication and trust by enabling cryptographically secure and tamper-proof identity verification. An early-access release of DigipassONE Verify was released in Q2.

•DigipassONE Protect strengthens the offering with our mobile application shielding technology, which protects mobile apps against tampering, abuse, and runtime threats, promoting reliability and trustworthiness for users.
•DigipassONE Insights ties it all together with telemetry and analytical insights across authentication flows and application protection signals, so that customers can better react to imminent threats or challenging operating environments.
•OneSpan’s Board of Directors has declared a quarterly cash dividend of $0.13 per share as part of the Company’s recurring quarterly dividend program. The dividend is payable on September 4, 2026 to shareholders of record as of the close of business on August 14, 2026.
Financial Outlook
OneSpan is updating its previously issued financial guidance to reflect increases in its revenue and Adjusted EBITDA expectations. For the Full Year 2026, the Company expects:
•Total revenue to be in the range of $248 million to $252 million, as compared to its previous guidance range of $244 million to $249 million.
•Software and services revenue to be in the range of $202 million to $204 million, as compared to its previous guidance range of $201 million to $204 million.
•Hardware revenue to be in the range of $46 million to $48 million, as compared to its previous guidance range of $43 million to $45 million.
•ARR to be in the range of $194 million to $198 million.
•Adjusted EBITDA to be in the range of $67 million to $71 million, as compared to its previous guidance range of $64 million to $68 million.
Conference Call Details
In conjunction with this announcement, OneSpan Inc. will host a conference call today, August 4, 2026, at 4:30 p.m. ET. During the conference call, Mr. Victor Limongelli, CEO, and Mr. Jorge Martell, CFO, will discuss OneSpan’s results for the second quarter 2026.

For investors and analysts accessing the conference call by phone, please refer to the press release dated July 9, 2026, announcing the date of OneSpan’s second quarter 2026 earnings release. It can be found on the OneSpan investor relations website at investors.onespan.com.
The conference call is also available in listen-only mode at investors.onespan.com. Shortly after the conclusion of the call, a replay of the webcast will be available on the same website for approximately one year.
____________________________________________
1An explanation of the use of Non-GAAP financial measures is included below under the heading “Non-GAAP Financial Measures.” A reconciliation of each Non-GAAP financial measure to the most directly comparable GAAP financial measure has also been provided in the tables below. We are not providing a reconciliation of Adjusted EBITDA guidance to GAAP net income, the most directly comparable GAAP measure, because we are unable to predict certain items included in GAAP net income without unreasonable efforts.
2ARR is calculated as the approximate annualized value of our customer recurring contracts as of the measurement date. These include subscription, term-based license, and maintenance and support contracts and exclude one-time fees. To the extent that we are negotiating a renewal with a customer within 90 days after the expiration of a recurring contract, we continue to include that revenue in ARR if we are actively in discussion with the customer for a new recurring contract or renewal and the customer has not notified us of an intention to not renew. See our Quarterly Report on Form 10-Q for the quarter ended June 30, 2026 for additional information describing how we define ARR, including how ARR differs from GAAP revenue.
3NRR is defined as the approximate year-over-year growth in ARR from the same set of customers at the end of the prior year period.

About OneSpan
OneSpan helps organizations build secure, seamless, and trusted digital experiences through two solution portfolios: Cybersecurity and Digital Agreements. Our cybersecurity solutions protect identities, secure mobile apps, and safeguard access through advanced high-assurance authentication, threat intelligence, fraud prevention, and robust mobile app protection, defending users, devices, and applications against sophisticated attacks. Our digital agreement solutions streamline agreement workflows with secure e-signatures, identity verification, and smart digital forms, built to enable speed, compliance and exceptional customer experiences. Trusted by leading global enterprises, including more than 60% of the world’s 100 largest banks, OneSpan processes over 100 million digital agreements and billions of secure authentication transactions across more than 120 countries each year.
For more information, visit our website, explore our blog, or follow us on LinkedIn or YouTube.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of applicable U.S. securities laws, including statements regarding our 2026 financial guidance; our expectations regarding our DigipassONE platform and its anticipated use as a foundation for further product enhancements, including supporting consumer agentic use cases; and our general goals and expectations regarding our operational or financial performance in the future. Forward-looking statements may be identified by words such as "seek", "believe", "plan", "estimate", "anticipate", “expect", "intend", "continue", "outlook", "may", "will", "should", "could", or "might", and other similar expressions. These forward-looking statements involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Factors that could materially affect our business and financial results include, but are not limited to: our ability to attract new customers and retain and expand sales to existing customers; our ability to successfully develop and market new product offerings and product enhancements; changes in customer requirements; the potential effects of technological changes; the loss of one or more large customers; difficulties enhancing and maintaining our brand recognition; competition; lengthy sales cycles; unintended costs and consequences of our cost reduction and restructuring actions, including higher than anticipated restructuring charges, disruption to our operations, litigation or regulatory actions, or employee turnover; challenges retaining key employees and successfully hiring and training qualified new employees; security breaches or cyber-attacks; real or perceived malfunctions or errors in our products; interruptions or delays in the performance of our products and solutions; reliance on third parties for certain products and data center services; our ability to effectively manage third party partnerships, acquisitions, divestitures, alliances, or joint ventures; economic recession, inflation, tariffs or trade disputes, and political instability; claims that we have infringed the intellectual property rights of others; changing laws, government regulations or policies; pressures on price levels; component shortages; delays and disruption in global transportation and supply chains; impairment of goodwill or amortizable intangible assets causing a significant charge to earnings; actions of activist stockholders; and exposure to increased economic and operational uncertainties from operating a global business, as well as other factors described in the “Risk Factors” section of our most recent Annual Report on Form 10-K, as updated by the “Risk Factors” section of our subsequent Quarterly Reports on Form 10-Q (if any). Our filings with the Securities and Exchange Commission and other important information can be found in the Investor Relations section of our website at investors.onespan.com. We do not have any intent, and disclaim any obligation, to update the forward-looking information to reflect events that occur, circumstances that exist or changes in our expectations after the date of this press release, except as required by law.
Unless otherwise noted, references in this press release to “OneSpan”, “Company”, “we”, “our”, and “us” refer to OneSpan Inc. and its subsidiaries.

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,			Six Months Ended June 30,
	2026		2025	2026	2025
Revenue
Product and license	$28,175		$32,237	$63,682	$69,477
Services and other	32,291		27,606	62,731	53,732
Total revenue	60,466		59,843	126,413	123,209

Cost of goods sold
Product and license	6,631		8,296	15,391	17,014
Services and other	9,352		7,580	18,025	15,137
Total cost of goods sold	15,983		15,876	33,416	32,151

Gross profit	44,483		43,967	92,997	91,058

Operating costs
Sales and marketing	13,073		11,505	25,753	22,962
Research and development	9,908		9,444	18,985	17,372
General and administrative	11,954		11,779	22,913	21,326
Amortization of intangible assets	776		685	1,473	1,241
Write-off of assets	31		—	315	—
Restructuring and other related charges	—		48	—	469
Total operating costs	35,742		33,461	69,439	63,370
		—
Operating income	8,741		10,506	23,558	27,688

Interest (expense) income, net	(154)		732	(173)	1,424
Other income (expense), net	47		(669)	(339)	(678)

Income before income taxes	8,634		10,569	23,046	28,434
Provision for income taxes	1,853		2,227	4,700	5,587

Net income	$6,781		$8,342	$18,346	$22,847

Net income per share
Basic	$0.18		$0.22	$0.49	$0.60
Diluted	$0.18		$0.21	$0.48	$0.59

Weighted average common shares outstanding
Basic	37,213		38,205	37,411	38,156
Diluted	38,142		39,012	38,098	39,026

OneSpan Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	December 31,
	2026	2025
ASSETS
Current assets
Cash and cash equivalents	$43,337	$70,499
Accounts receivable, net of allowances of $861 at June 30, 2026 and $1,227 at December 31, 2025	40,444	55,999
Inventories, net	9,512	10,466
Prepaid expenses	7,979	7,044
Contract assets	15,705	18,269
Other current assets	10,613	9,936
Total current assets	127,590	172,213
Property and equipment, net	23,896	22,234
Operating lease right-of-use assets	6,639	7,356
Goodwill	127,828	103,840
Intangible assets, net of accumulated amortization	15,288	9,741
Deferred income taxes	59,195	54,733
Equity investment	11,834	11,834
Other assets	14,752	15,751
Total assets	$387,022	$397,702
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$11,030	$13,726
Deferred revenue	61,272	71,641
Accrued wages and payroll taxes	11,631	13,553
Short-term income taxes payable	887	3,079
Dividend payable	930	671
Other accrued expenses	10,452	11,859
Deferred compensation	15	42
Total current liabilities	96,217	114,571
Long-term deferred revenue	2,018	2,539
Long-term lease liabilities	5,391	6,139
Deferred income taxes	979	988
Revolving credit facility	5,000	—
Other long-term liabilities	3,937	1,622
Total liabilities	113,542	125,859
Commitments and contingencies
Stockholders' equity
Preferred stock: 500 shares authorized, none issued and outstanding at June 30, 2025 and December 31, 2025	—	—
Common stock: $0.001 par value per share, 75,000 shares authorized; 42,252 and 42,091 shares issued; 36,783 and 37,361 shares outstanding at June 30, 2026 and December 31, 2025, respectively.	37	37
Additional paid-in capital	132,725	128,651
Treasury stock, at cost: 5,469 and 4,730 shares outstanding at June 30, 2026 and December 31, 2025, respectively	(68,884)	(60,521)
Retained earnings	218,060	209,821
Accumulated other comprehensive loss	(8,458)	(6,145)
Total stockholders' equity	273,480	271,843
Total liabilities and stockholders' equity	$387,022	$397,702

OneSpan Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands, unaudited)

	Six Months Ended June 30,
	2026	2025
Cash flows from operating activities:
Net income	$18,346	$22,847
Adjustments to reconcile net income from operations to net cash provided by operations:
Depreciation and amortization of intangible assets	6,566	4,585
Write-off of assets	315	—
Loss on disposal of asset	—	26
Deferred tax (benefit) expense	(214)	439
Stock-based compensation	5,318	6,227
Recovery of credit losses	(282)	(66)
Changes in operating assets and liabilities, net of the effects from acquisition:
Accounts receivable, net	16,938	24,875
Inventories, net	715	700
Contract assets	3,109	(4,925)
Accounts payable	2,098	1,296
Income taxes payable	(2,237)	1,109
Accrued expenses	(10,156)	(4,983)
Deferred compensation	(27)	(182)
Deferred revenue	(12,164)	(17,994)
Other assets and liabilities	(256)	1,629
Net cash provided by operating activities	28,069	35,583

Cash flows from investing activities:
Additions to property and equipment	(6,297)	(3,483)
Additions to intangible assets	(123)	(5)
Cash paid for acquisition of business, net of cash acquired	(34,554)	(12,052)
Net cash used in investing activities	(40,974)	(15,540)

Cash flows from financing activities:
Dividends paid	(9,834)	(9,196)
Payment of debt issuance costs	—	(566)
Borrowings from credit facility	5,000	—
Tax payments for restricted stock issuances	(1,244)	(2,405)
Repurchase of common stock	(8,297)	—
Net cash used in financing activities	(14,375)	(12,167)

Effect of exchange rate changes on cash	118	1,679

Net (decrease) increase in cash	(27,162)	9,555
Cash, cash equivalents, and restricted cash, beginning of period	70,499	83,331
Cash, cash equivalents, and restricted cash, end of period	$43,337	$92,886

Operating Segments
We report our financial results under the following two lines of business, which are our reportable operating segments: Cybersecurity and Digital Agreements.
•Cybersecurity. Cybersecurity, formerly Security Solutions, consists of our broad portfolio of software products, software development kits ("SDKs") and Digipass authenticator devices that are used to build applications designed to defend against attacks on digital transactions across online environments, devices, and applications. The software products and SDKs included in the Cybersecurity segment are delivered through on-premises and cloud-based deployment models and include standards-based authentication technologies such as Fast Identity Online ("FIDO") authentication and passkeys, multi-factor authentication, transaction signing solutions and mobile application security.
•Digital Agreements. Digital Agreements consists of solutions that enable our clients to secure and automate business processes associated with their digital agreement and customer transaction lifecycles that require consent, non-repudiation and compliance. These solutions, which are cloud-based, include OneSpan Sign e-signature, OneSpan Notary, and Identity Verification.
Segment operating income (loss) consists of the revenues generated by a segment, less the direct costs of revenue, sales and marketing, research and development expenses, general and administrative expenses, restructuring and other related charges, and amortization of intangible assets expense that are incurred directly by a segment. Sales and marketing and research and development expenses were determined to be significant segment expenses. Unallocated corporate costs include costs related to administrative functions that are performed in a centralized manner that are not directly attributable to a particular segment.
Segment and consolidated operating results (unaudited):

	Three Months Ended June 30, 2026
(In thousands, except percentages)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$40,928	$19,538	$—	$60,466
Cost of goods sold	11,037	4,946	—	15,983
Gross profit	29,891	14,592	—	44,483

Gross margin	73%	75%	*	74%

Sales and marketing	8,896	3,318	859	13,073
Research and development	6,315	3,064	529	9,908
Other segment items (1)(3)	861	1,238	10,662	12,761
Operating income (loss) (2)(4)	13,819	6,972	(12,050)	8,741

Interest (expense) income, net				(154)
Other income (expense), net				47
Income before income taxes				$8,634

	Three Months Ended June 30, 2025
(In thousands, except percentages)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$44,235	$15,608	$—	$59,843
Cost of goods sold	11,413	4,463	—	15,876
Gross profit	32,822	11,145	—	43,967

Gross margin	74%	71%	*	73%

Sales and marketing	7,329	3,467	709	11,505
Research and development	5,358	3,587	499	9,444
Other segment items (1)(3)	336	1,212	10,964	12,512
Operating income (loss) (2)(4)	19,799	2,879	(12,172)	10,506

Interest (expense) income, net				732
Other income (expense), net				(669)
Income before income taxes				$10,569

	Six Months Ended June 30, 2026
(In thousands, except percentages)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$89,475	$36,938	$—	$126,413
Cost of goods sold	23,677	9,739	—	33,416
Gross profit	65,798	27,199	—	92,997

Gross margin	74%	74%	*	74%

Sales and marketing	17,385	6,750	1,618	25,753
Research and development	12,255	5,884	846	18,985
Other segment items (1)(3)	1,552	2,311	20,838	24,701
Operating income (loss) (2)(4)	34,606	12,254	(23,302)	23,558

Interest (expense) income, net				(173)
Other income (expense), net				(339)
Income before income taxes				$23,046

	Six Months Ended June 30, 2025
(In thousands, except percentages)	Cybersecurity	Digital Agreements	Corporate and Other	Total
Revenue	$91,948	$31,261	$—	$123,209
Cost of goods sold	23,041	9,110	—	32,151
Gross profit	68,907	22,151	—	91,058

Gross margin	75%	71%	*	74%

Sales and marketing	14,201	6,870	1,891	22,962
Research and development	10,277	6,593	502	17,372
Other segment items (1)(3)	471	2,443	20,122	23,036
Operating income (loss) (2)(4)	43,958	6,245	(22,515)	27,688

Interest (expense) income, net				1,424
Other income (expense), net				(678)
Income before income taxes				$28,434
*Percentage not meaningful.
(1)     Cybersecurity other segment items includes general and administrative expense and amortization of intangibles for the three months ended June 30, 2026, and general and administrative expense, write-off of assets, and amortization of intangibles for the six months ended June 30, 2026. Cybersecurity other segment items includes general and administrative expense and restructuring and other related charges for the three and six months ended June 30, 2025.
(2)     Cybersecurity operating income includes $1.0 million and $1.7 million of total amortization and depreciation expense for the three and six months ended June 30, 2026, respectively. Cybersecurity operating income includes $0.2 million and $0.4 million of total amortization and depreciation expense for the three and six months ended June 30, 2025, respectively.
Cybersecurity operating income does not include any restructuring and other related charges for the three and six months ended June 30, 2026. Cybersecurity operating income includes $0.1 million and $0.2 million of restructuring and other related charges for the three and six months ended June 30, 2025, respectively.
(3)     Digital Agreements other segment items includes general and administrative expense and amortization of intangibles for the three and six months ended June 30, 2026. Digital Agreements other segment items includes general and administrative expense and restructuring and other related charges for the three and six months ended June 30, 2025.
(4) Digital Agreements operating income includes $2.2 million and $4.3 million of total amortization and depreciation expense for the three and six months ended June 30, 2026, respectively. Digital Agreements operating income includes $1.8 million and $3.5 million of total amortization and depreciation expense for the three and six months ended June 30, 2025, respectively.
Digital Agreements operating income does not include any restructuring and other related charges for the three and six months ended June 30, 2026.
Digital Agreements operating income includes $0.1 million and $0.2 million of restructuring and other related charges for the three and six months ended June 30, 2025, respectively.

Revenue by major products and services (unaudited):
Effective January 1, 2026, we have revised our presentation of revenue by major products and services to better align with how we manage the business and our strategic focus on growing recurring revenues. Accordingly, term maintenance revenue is now included within subscription revenue. As a result, subscription revenue now consists primarily of subscription licenses sold for on-premises software, the related maintenance and support revenue, and SaaS revenue. Additionally, maintenance revenue associated with perpetual licenses and professional services is now presented together, which reflects the steady decline in perpetual license arrangements. These changes are presentation-only and have no impact on total revenue, operating income, or cash flows, and prior-period results have been updated for comparability.

	Three Months Ended June 30,
	2026		2025
(In thousands)	Cybersecurity	Digital Agreements	Cybersecurity	Digital Agreements
Subscription (1)	$27,186	$19,523	$26,532	$15,599
Perpetual maintenance and services	2,303	15	3,688	9
Hardware products	11,439	—	14,015	—
Total Revenue	$40,928	$19,538	$44,235	$15,608

	Six Months Ended June 30,
	2026		2025
(In thousands)	Cybersecurity	Digital Agreements	Cybersecurity	Digital Agreements
Subscription (1)	$62,499	$36,877	$59,655	$31,168
Perpetual maintenance and services	4,950	61	7,215	93
Hardware products	22,026	—	25,078	—
Total Revenue	$89,475	$36,938	$91,948	$31,261
(1) Cybersecurity Subscription revenue during the three and six ended months June 30, 2025 includes $5.9 million and $11.0 million, respectively, of term maintenance that has been reclassified from maintenance and services to align with the revised presentation of revenue described above. Digital Agreements Subscription revenue during the three and six months ended June 30, 2025 includes less than $0.1 million for all periods related to the reclassification from maintenance and services to align with the revised presentation of revenue.
Non-GAAP Financial Measures
We report financial results in accordance with GAAP. We also evaluate our performance using certain non-GAAP financial metrics, namely Adjusted EBITDA, Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share. Our management believes that these measures, when taken together with the corresponding GAAP financial metrics, provide useful supplemental information regarding the performance of our business, as further discussed in the descriptions of each of these non-GAAP metrics below.
These non-GAAP financial measures are not measures of performance under GAAP and should not be considered in isolation or as alternatives or substitutes for the most directly comparable financial measures calculated in accordance with GAAP. While we believe that these non-GAAP financial measures are useful for the purposes described below, they have limitations associated with their use, since they exclude items that may have a material impact on our reported results and may be different from similar measures used by other companies. Additional information about the non-GAAP financial measures and reconciliations to their most directly comparable GAAP financial measures appear below.
Adjusted EBITDA
We define Adjusted EBITDA as net income before interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring and other related charges, and certain non-recurring items, including acquisition related costs, rebranding costs, and non-routine shareholder matters. We use Adjusted EBITDA as a simplified measure of performance for use in communicating our performance to investors and analysts and for comparisons to other companies within our industry. As a performance measure, we believe that Adjusted EBITDA presents a view of our operating results that is most closely related to serving our customers. By excluding interest, taxes, depreciation, amortization, long-term incentive compensation and related payroll tax expense, restructuring costs, and certain other non-recurring items, we are able to evaluate performance without considering decisions that, in most cases, are not directly related to meeting our customers’ requirements and were either made in prior periods (e.g., depreciation, amortization, long-term incentive compensation and related payroll tax expense, non-routine shareholder matters), deal with the structure or financing of the business (e.g., interest, one-time strategic action costs, restructuring costs, impairment charges) or reflect the application of regulations that are outside of the control of our management team (e.g., taxes). In addition, removing the impact of these items helps us compare our core business performance with that of our competitors.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2026	2025	2026	2025
Net income	$6,781	$8,342	$18,346	$22,847
Interest expense (income), net	154	(732)	173	(1,424)
Provision for income taxes	1,853	2,227	4,700	5,587
Depreciation and amortization of intangible assets (1)	3,434	2,456	6,566	4,585
Long-term incentive compensation and related payroll tax expense (2)	3,525	3,678	5,603	6,926
Restructuring and other related charges (3)	—	88	—	534
Other non-recurring items (4)	1,148	1,579	2,516	1,618
Adjusted EBITDA	$16,895	$17,638	$37,904	$40,673
(1) Includes cost of sales depreciation and amortization expense directly related to delivering cloud subscription revenue of $2.2 million and $4.1 million for the three and six months ended June 30, 2026, respectively, and $1.3 million and $2.3 million for the three and six months ended June 30, 2025, respectively. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(2) Long-term incentive compensation and related payroll tax expense includes stock-based compensation and related payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million for the three and six months ended June 30, 2026 and 2025.
(3) Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million for the three and six months ended June 30, 2025, respectively, that are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4) For the three months ended June 30, 2026 and 2025, other non-recurring items consist of $1.1 million and $1.6 million, respectively, of fees related to non-recurring acquisition projects.

For the six months ended June 30, 2026 and 2025, other non-recurring items consist of $2.5 million and $1.6 million, respectively, of fees related to non-recurring acquisition projects.

Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share
We define Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share as net income or net income per diluted share, as applicable, before the consideration of long-term incentive compensation expenses, the amortization of intangible assets, restructuring costs, and certain other non-recurring items. We use these measures to assess the impact of our performance excluding items that can significantly impact the comparison of our results between periods and the comparison to competitor results.
We exclude long-term incentive compensation and related payroll tax expense because our long-term incentives generally reflect the use of restricted stock unit grants or cash incentive grants, including incentives directly tied to the performance of the business, while other companies may use different forms of incentives that have different cost impacts, which makes comparison difficult. We exclude amortization of intangible assets as we believe the amount of such expense in any given period may not be correlated directly to the performance of the business operations and that such expenses can vary significantly between periods as a result of new acquisitions, the full amortization of previously acquired intangible assets, or the write down of such assets due to an impairment event. However, intangible assets contribute to current and future revenue, and related amortization expense will recur in future periods until expired or written down.
We also exclude certain non-recurring items including one-time strategic action costs and non-recurring shareholder matters, as these items are unrelated to the operations of our core business. By excluding these items, we are better able to compare the operating results of our underlying core business from one reporting period to the next.

We use a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods. We will assess the appropriate non-GAAP tax rate on a regular basis, which could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix, or other changes to our strategy or business operations.
Reconciliation of Net Income to Non-GAAP Net Income
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$6,781	$8,342	$18,346	$22,847
Provision for income taxes	1,853	2,227	4,700	5,587
Income before income taxes	8,634	10,569	$23,046	$28,434
Long-term incentive compensation and related payroll tax expense (1)	3,525	3,678	5,603	6,926
Amortization of intangible assets (2)	1,179	685	2,108	1,241
Restructuring and other related charges (3)	—	88	—	534
Other non-recurring items (4)	1,148	1,579	2,516	1,618
Non-GAAP net income before income taxes	14,486	16,599	33,273	38,753
Non-GAAP provision for income taxes (5)	(2,897)	(3,320)	(6,655)	(7,751)
Non-GAAP net income	$11,589	$13,279	$26,618	$31,002

Non-GAAP net income per share, diluted	$0.30	$0.34	$0.70	$0.79

Weighted-average shares used to compute non-GAAP net income per share, diluted	38,142	39,012	38,098	39,026
(1)Long-term incentive compensation and related payroll tax expense includes stock-based compensation and related employer payroll tax expense, and cash incentive grants awarded to employees located in jurisdictions where we do not issue stock-based compensation due to tax, regulatory or similar reasons. The immaterial expense associated with these cash incentive grants was less than $0.1 million for the three and six months ended June 30, 2026 and 2025.

(2)Includes cost of sales amortization expense directly related to delivering cloud subscription revenue of $0.4 million and $0.6 million for the three and six months ended June 30, 2026, respectively. There was no amortization expense included in cost of sales for the three and six months ended June 30, 2025. Costs are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(3)Costs are recorded in "Services and other cost of goods sold" and "Restructuring and other related charges," respectively, on the condensed consolidated statements of operations.
Includes restructuring and other related charges of less than $0.1 million and $0.1 million for the three and six months ended June 30, 2025, respectively. These charges are recorded in "Services and other cost of goods sold" on the condensed consolidated statements of operations.
(4)For the three months ended June 30, 2026 and 2025, other non-recurring items consist of $1.1 million and $1.6 million, respectively, of fees related to non-recurring acquisition projects. For the six months ended June 30, 2026 and 2025, other non-recurring items consist of $2.5 million and $1.6 million, respectively, of fees related to non-recurring acquisition projects.
(5)We use a long-term projected non-GAAP tax rate of 20% for the purpose of determining our Non-GAAP Net Income and Non-GAAP Net Income Per Diluted Share to provide better consistency across interim reporting periods.
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Investor Contact:
Joe Maxa
Vice President of Investor Relations
+1-312-766-4009
joe.maxa@onespan.com